                                                                       EXHIBIT 1

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of April 16, 2001, is by and between Kyzen Corporation, a Tennessee corporation ("Kyzen"), and American Stock Transfer & Trust Company, a New York corporation ("Rights Agent").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have entered into that certain Rights Agreement, dated as of January 15, 1999 (the "Agreement"); and

         WHEREAS, the parties hereto desire to enter into this Amendment to amend the Agreement as set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy all of which are acknowledged and agreed, the parties hereto agree as follows:

         Section 1. Definitions. The Definition of "Acquiring Person" in Section 1(a) is deleted in its entirety and the following substituted in lieu thereof:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include: (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such plan, (v) Christopher B. Cannon ("Cannon"), based on his beneficial ownership of Common Shares of the Company on the effective date of this Agreement; provided, however, that if Cannon, together with all Affiliates and Associates of Cannon (the "Cannon Group"), shall become the Beneficial Owner of more than the Permissible Amount of Common Shares of the Company then outstanding, then such person shall be deemed to be an "Acquiring Person," or (vi) any Person or group of Persons who, together with all Affiliates and Associates, acquires the ownership of Cannon's Common Shares and any rights to acquire his Common Shares in a transaction or series of transactions approved by the Board of Directors and consummated in April, 2001. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 15% or more of the Common Shares of the

         Company then outstanding or increases the proportionate number of Common Shares of the Company beneficially owned by the Cannon Group to the Permissible Amount or more of the Common Shares of the Company; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, or if the Cannon Group shall become the Beneficial Owner of more than the Permissible Amount of Common Shares of the Company then outstanding, by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         Section 2. No Further Modification. Except as otherwise contained herein, all of the terms and provisions of the Agreement shall remain in full force and effect.

         Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Tennessee without regard to its principles of conflicts of law.

         Section 4. Binding Effect. All of the terms of this Amendment, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the parties hereto.

         Section 5. Headings. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         Section 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




                                       2